IAC REPORTS Q2 2025

Dotdash Meredith rebrands as People Inc. with Q2 Digital revenue growth of 9%
IAC Q2 operating income improved $22 million and Adjusted EBITDA grew 15%
Full year 2025 Operating Income guidance of $82-$140 million and Adjusted EBITDA guidance of $247-$285 million

NEW YORK— August 4, 2025—IAC (NASDAQ: IAC) released its second quarter results today and separately posted a Q2 2025 earnings presentation on the Investor Relations section of its website at ir.iac.com.
“IAC’s second quarter earnings turn the page to a new era for the industry-leading People Inc., a name that fits the way good names should: effortlessly and intuitively. With seven consecutive quarters of Digital revenue growth, People Inc. continues to build and innovate, backed by premier brands, superior technology and unmatched scale,” said Barry Diller, Chairman and Senior Executive, IAC. “We may have been quiet on capital allocation this quarter but don’t mistake silence for inertia. Our appetite to put our cash to work is as strong as ever, be it buying back more of our stock or going after new strategic fits that emerge. Unconstrained, we intend to do exactly as we set out to do — catalyze opportunities, optimize our assets, and unlock shareholder value.”

IAC SUMMARY RESULTS
($ in millions except per share amounts)

	Q2 2025	Q2 2024	Growth

Revenue	$586.9	$634.4	-7%
Operating income (loss)	0.6	(21.5)	NM
Unrealized gain (loss) on investment in MGM Resorts International	307.4	(179.3)	NM
Net earnings (loss)	211.5	(142.2)	NM
Diluted earnings (loss) per share	2.57	(1.71)	NM
Adjusted EBITDA	51.4	44.8	15%
See reconciliations of GAAP to non-GAAP measures beginning on page 16.

Q2 2025 SUMMARY

•Dotdash Meredith is now People Inc. The company’s July 31, 2025 rebrand taps the power of its flagship brand PEOPLE with a refreshed look and feel that honors its historic roots and reinforces its commitment to content —made by people for people—that delights, teaches, inspires and entertains.

◦Digital revenue increased 9% to $260 million, accelerating from 7% growth in Q1 2025, while Print revenue decreased 9% to $174 million.
◦Total operating income increased 90% to $35 million and Adjusted EBITDA increased 5% to $70 million.
◦In Q2 2025, People Inc. successfully refinanced its existing debt of $1.47 billion, extending maturities until 2030 and 2032.

•Care.com revenue was $82 million, operating income was $3 million and Adjusted EBITDA was $6 million.

•Corporate items

◦On July 30, 2025, MGM Resorts International (“MGM”) released its Q2 2025 earnings. IAC holds 64.7 million shares of MGM, which represents a 24% stake in MGM based on 272 million shares outstanding reported by MGM as of July 28, 2025.
◦IAC Corporate operating loss and Adjusted EBITDA loss were $33 million and $23 million reflecting the continued focus on reducing costs.

•See the FY 2025 outlook detail and Q3 2025 outlook commentary on page 15.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

($ in millions, rounding differences may occur)	Q2 2025	Q2 2024	Growth
Revenue
People Inc.	$427.4	$425.2	1%
Care.com	82.0	87.7	-6%
Search	61.7	101.8	-39%
Emerging & Other	15.9	19.9	-20%
Intersegment eliminations	(0.0)	(0.1)	52%
Total Revenue	$586.9	$634.4	-7%
Operating income (loss)
People Inc.	$34.8	$18.3	90%
Care.com	3.0	(1.0)	NM
Search	5.1	4.6	10%
Emerging & Other	(9.2)	(6.8)	-36%
Corporate	(33.1)	(36.7)	10%
Total Operating income (loss)	$0.6	$(21.5)	NM
Adjusted EBITDA
People Inc.	$69.6	$66.4	5%
Care.com	5.8	2.7	117%
Search	5.1	4.6	10%
Emerging & Other	(6.3)	(6.5)	3%
Corporate	(22.8)	(22.5)	-1%
Total Adjusted EBITDA	$51.4	$44.8	15%

People Inc.
Revenue

($ in millions, rounding differences may occur)	Q2 2025	Q2 2024	Growth
Revenue
Digital	$260.4	$238.1	9%
Print	173.5	191.7	-9%
Intersegment eliminations	(6.5)	(4.6)	-42%
Total	$427.4	$425.2	1%

•Revenue of $427.4 million increased 1% year-over-year reflecting:

◦9% Digital revenue growth driven by:
▪Advertising revenue increased 5%, accelerating from 1% growth in Q1 2025, reflecting:
•Higher premium advertising revenue due primarily to the Health and Pharmaceuticals, Technology and Travel categories
•Lower programmatic advertising revenue due to lower impression volumes driven primarily by the higher premium advertising growth and related impression consumption, partially offset by higher rates

▪Performance marketing revenue increased 14%, accelerating from 11% growth in Q1 2025, driven by 25% affiliate commerce growth, partially offset by revenue declines from services, concentrated primarily in the Finance category

▪Licensing and other revenue increased 23% due primarily to improved performance from content syndication partners and Apple News+, as well as a full quarter of OpenAI revenue (partnership began in May 2024)

◦9% Print revenue declines driven by the ongoing portfolio optimization and the continued migration of audience and advertising spend from print to digital

Operating Income (Loss) and Adjusted EBITDA

($ in millions, rounding differences may occur)	Q2 2025	Q2 2024	Growth
Operating income (loss)
Digital	$38.1	$26.0	46%
Print	11.2	5.5	102%
Other	(14.5)	(13.2)	-10%
Total	$34.8	$18.3	90%
Adjusted EBITDA
Digital	$63.0	$63.4	-1%
Print	16.7	13.2	27%
Other	(10.1)	(10.2)	1%
Total	$69.6	$66.4	5%

•Operating income of $34.8 million increased 90% reflecting:

◦Digital operating income increased 46% to $38.1 million reflecting:
▪$11.6 million lower amortization of intangibles due to certain definite lived intangible assets that became fully amortized in 2024
▪Adjusted EBITDA declined 1% to $63.0 million due to higher cost of revenue, an increase in online marketing spend and investments in Q2 2025 related to D/Cipher+ and product (the PEOPLE app), partially offset by higher revenue

◦Print operating income increased 102% to $11.2 million reflecting:
▪Adjusted EBITDA increased 27% to $16.7 million due to lower operating expenses resulting from continued cost rationalization, partially offset by revenue declines
▪$1.4 million lower amortization of intangibles and $0.5 million lower depreciation

◦Other operating loss increased 10% to $14.5 million due primarily to $1.2 million higher stock-based compensation expense, partially offset by 1% lower Adjusted EBITDA losses

Care.com
•Revenue decreased 6% to $82.0 million reflecting:
◦9% decrease in Consumer revenue driven by lower subscriptions on the Care.com platform

◦4% decrease in Enterprise revenue primarily driven by lower overall product utilization

•Operating income was $3.0 million compared to a loss of $1.0 million in Q2 2024 due primarily to Adjusted EBITDA increasing $3.1 million to $5.8 million reflecting:

◦$9.5 million in legal accruals in Q2 2024 related to the resolution of certain legal matters
◦Lower revenue

Search
•Revenue decreased 39% to $61.7 million reflecting:

◦39% decrease at Ask Media Group due to channel mix and an overall reduction in traffic acquisition costs driving fewer visitors to ad-supported search and content websites

◦41% decrease at Desktop (legacy desktop search software business)

•Operating income and Adjusted EBITDA both increased 10% to $5.1 million due to lower traffic acquisition costs and lower compensation costs, partially offset by lower revenue

Emerging & Other
•Revenue decreased 20% to $15.9 million reflecting:
◦$4.7 million lower IAC Films revenue
◦Flat Vivian Health revenue year-over-year, representing an improvement from the 7% decline in Q1 2025
◦14% growth from The Daily Beast

•Operating loss increased $2.4 million to $9.2 million reflecting:
◦$2.6 million higher stock-based compensation expense
◦ $0.2 million lower Adjusted EBITDA losses to $6.3 million due to reduced losses at The Daily Beast and profits at Vivian Health as compared to losses in Q2 2024, partially offset by higher legal fees related to a legacy business and losses at IAC Films as compared to profits in Q2 2024

Corporate
Operating loss decreased $3.7 million to $33.1 million reflecting:

•$4.0 million lower stock-based compensation expense due primarily to inclusion of expense in Q2 2024 related to the former IAC CEO’s restricted stock award which was forfeited on January 13, 2025

•$0.3 million higher Adjusted EBITDA losses driven primarily by higher legal fees and lower allocations due to the Angi Inc. spin-off, which was completed on March 31, 2025, partially offset by lower compensation costs

Investment in MGM
IAC holds 64.7 million shares of MGM, which were purchased for $1.3 billion, and were worth $2.3 billion as of August 1, 2025. Net earnings (loss) and diluted earnings (loss) per share reflect changes in MGM’s share price as unrealized gains and losses and, as a result, can be very volatile, which reduces their ability to be effective measures to assess operating performance.

Income Taxes
The Company recorded an income tax provision of $63.0 million in Q2 2025 for an effective tax rate of 23%, which was higher than the statutory rate due primarily to state taxes. In Q2 2024, the Company recorded an income tax benefit of $40.4 million for an effective tax rate of 22%, which was higher than the statutory rate due primarily to state taxes and research credits, partially offset by non-deductible expenses.

Free Cash Flow
For the six months ended June 30, 2025, net cash used in operating activities attributable to continuing operations was $2.7 million, a $62.8 million decrease from cash provided by operating activities attributable to continuing operations for the six months ended June 30, 2024. Free Cash Flow decreased $65.6 million to negative $11.8 million due primarily to unfavorable working capital (including $43.1 million of payments at People Inc. related to the termination of a lease) and higher capital expenditures, partially offset by higher Adjusted EBITDA.

	Six Months Ended June 30,
($ in millions, rounding differences may occur)	2025	2024
Net cash (used in) provided by operating activities attributable to continuing operations	$(2.7)	$60.2
Capital expenditures	(9.1)	(6.4)
Free cash flow	$(11.8)	$53.8

CONFERENCE CALL
IAC will host a conference call to answer questions regarding its second quarter results on Tuesday, August 5, 2025, at 8:30 a.m. Eastern Time. This conference call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business. The conference call will be accessible to the public at ir.iac.com along with the Q2 2025 earnings presentation and a subsequent recording of the webcast.

LIQUIDITY AND CAPITAL RESOURCES
As of June 30, 2025:
•IAC had 79.9 million shares of common stock and Class B common stock outstanding.
•The Company had $1.1 billion in cash and cash equivalents of which IAC held $831 million and People Inc. held $263 million. The People Inc. cash balance includes $80 million of cash that had been contributed to People Inc. by the Company in June 2025 that was subsequently distributed to IAC by People Inc. in July 2025.
•The Company had $1.45 billion in long-term debt, which is the obligation of People Inc.
•IAC owned 64.7 million shares of MGM.
In Q2 2025, People Inc. successfully refinanced $1.47 billion of its then outstanding debt, extending its maturities until 2030 and 2032. The refinancing consists of the following:
•$350 million Term Loan A-1 due in 2030.
•$150 million revolving credit facility that expires in 2030 (no borrowings outstanding as of June 30, 2025 and currently has no borrowings outstanding).
•$700 million Term Loan B-2 facility due in 2032.
•$400 million 7.625% senior secured notes due in 2032.
The proceeds of the new debt financing plus cash on hand were used to repay People Inc.’s existing term loan facilities. As of June 30, 2025, People Inc. had a weighted average maturity of 6.5 years and weighted average borrowing cost of 7.4%.
As of June 30, 2025, People Inc.’s net consolidated leverage ratio defined in its credit agreement remained below 4.0x, providing IAC with increased financial flexibility.
As of August 1, 2025, IAC had 9.2 million shares remaining in its share repurchase authorization.
Share repurchases can be made over an indefinite period of time in the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, price and future outlook.

OPERATING METRICS
($ in millions; rounding differences may occur)

	Q2 2025	Q2 2024	Growth

People Inc.
Revenue
Advertising revenue	$161.2	$153.4	5%
Performance marketing revenue	61.1	53.5	14%
Licensing and other revenue	38.1	31.1	23%
Total Digital Revenue	$260.4	$238.1	9%
Print Revenue	173.5	191.7	-9%
Intersegment eliminations	(6.5)	(4.6)	-42%
Total Revenue	$427.4	$425.2	1%

Digital metrics

Total Sessions (in millions)	2,444	2,573	-5%
Core Sessions (in millions)	2,202	2,165	2%

Care.com
Revenue
Consumer	$43.4	$47.6	-9%
Enterprise	38.6	40.1	-4%
Total Revenue	$82.0	$87.7	-6%

Search
Revenue
Ask Media Group	$51.4	$84.3	-39%
Desktop	10.2	17.5	-41%
Total Revenue	$61.7	$101.8	-39%

See metric definitions on page 20

DILUTIVE SECURITIES
IAC has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

	Shares	Avg Exercise Price	As of 08/01/25	Dilution at:

Share Price			$38.83	$40.00	$45.00	$50.00	$55.00

Absolute Shares as of 08/01/25	80.2		80.2	80.2	80.2	80.2	80.2

RSUs and non-publicly traded subsidiary denominated equity awards	3.8		1.2	1.2	1.2	1.2	1.2
Options	0.6	$10.42	0.1	0.1	0.1	0.1	0.1
Total Dilution			1.3	1.3	1.3	1.3	1.3
% Dilution			1.6%	1.6%	1.6%	1.6%	1.6%
Total Diluted Shares Outstanding			81.5	81.5	81.5	81.5	81.5
The dilutive securities presentation is calculated using the methods and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees. In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase IAC shares. Assuming all awards were exercised or vested on August 1, 2025, withholding taxes payable by the Company on behalf of the employees upon net settlement would have been $72.5 million (of which approximately 50% would be payable for awards currently vested and those vesting on or before June 30, 2026), assuming a stock price of $38.83 and a 50% withholding rate. The table above assumes no change in the fair value estimate of the non-publicly traded subsidiary denominated equity awards from the values used at June 30, 2025. The number of shares ultimately needed to settle these awards and the cash withholding tax obligation may vary significantly as a result of the determination of the fair value of the relevant subsidiary. In addition, the number of shares required to settle these awards will be impacted by movement in the stock price of IAC.

GAAP FINANCIAL STATEMENTS
IAC CONSOLIDATED STATEMENT OF OPERATIONS
($ in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Revenue	$586,928	$634,393	$1,157,417	$1,258,683
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	201,971	253,351	407,254	512,818
Selling and marketing expense	185,825	177,311	366,739	365,388
General and administrative expense	117,343	126,006	180,167	253,478
Product development expense	49,826	53,380	100,039	116,623
Depreciation	7,980	9,124	19,926	21,848
Amortization of intangibles	23,408	36,710	46,941	73,438
Total operating costs and expenses	586,353	655,882	1,121,066	1,343,593
Operating income (loss)	575	(21,489)	36,351	(84,910)
Interest expense	(37,167)	(34,474)	(65,481)	(69,154)
Unrealized gain (loss) on investment in MGM Resorts International	307,437	(179,284)	(16,828)	(15,533)
Other income, net	2,828	50,123	10,516	80,444
Earnings (loss) from continuing operations before income taxes	273,673	(185,124)	(35,442)	(89,153)
Income tax (provision) benefit	(63,040)	40,432	16,194	(6,095)
Net earnings (loss) from continuing operations	210,633	(144,692)	(19,248)	(95,248)
Earnings (loss) from discontinued operations, net of tax	—	3,225	15,313	(1,247)
Net earnings (loss)	210,633	(141,467)	(3,935)	(96,495)
Net loss (earnings) attributable to noncontrolling interests	819	(765)	(1,418)	(706)
Net earnings (loss) attributable to IAC shareholders	$211,452	$(142,232)	$(5,353)	$(97,201)

Per share information from continuing operations:
Basic earnings (loss) per share	$2.64	$(1.74)	$(0.23)	$(1.14)
Diluted earnings (loss) per share	$2.57	$(1.74)	$(0.23)	$(1.14)

Per share information attributable to IAC common stock and Class B common stock shareholders:
Basic earnings (loss) per share	$2.64	$(1.71)	$(0.07)	$(1.17)
Diluted earnings (loss) per share	$2.57	$(1.71)	$(0.07)	$(1.17)

Stock-based compensation expense by function:
Cost of revenue	$442	$760	$781	$1,253
Selling and marketing expense	1,054	1,227	1,825	1,636
General and administrative expense	16,931	17,308	(5,122)	35,069
Product development expense	1,048	1,132	1,591	1,979
Total stock-based compensation expense	$19,475	$20,427	$(925)	$39,937

IAC CONSOLIDATED BALANCE SHEET
($ in thousands)

	June 30, 2025	December 31, 2024

ASSETS
Cash and cash equivalents	$1,093,866	$1,381,736
Accounts receivable, net	376,192	483,020
Other current assets	131,519	125,208
Current assets of discontinued operations	—	495,072
Total current assets	1,601,577	2,485,036

Buildings, land, equipment, leasehold improvements and capitalized software, net	304,742	313,197
Goodwill	1,993,302	1,993,302
Intangible assets, net of accumulated amortization	507,532	554,473
Investment in MGM Resorts International	2,225,844	2,242,672
Long-term investments	409,574	438,534
Other non-current assets	317,824	324,901
Non-current assets of discontinued operations	—	1,336,529
TOTAL ASSETS	$7,360,395	$9,688,644

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current portion of long-term debt	$21,000	$35,000
Accounts payable, trade	47,859	53,672
Deferred revenue	65,059	56,560
Accrued expenses and other current liabilities	424,730	509,299
Current liabilities of discontinued operations	—	231,661
Total current liabilities	558,648	886,192

Long-term debt, net	1,412,332	1,435,007
Deferred income taxes	134,824	153,850
Other long-term liabilities	291,809	372,950
Non-current liabilities of discontinued operations	—	536,257

Redeemable noncontrolling interests	25,279	25,415

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common stock, $0.0001 par value	8	8
Class B common stock, $0.0001 par value	1	1
Additional paid-in-capital	5,920,478	6,380,700
Accumulated deficit	(544,327)	(538,974)
Accumulated other comprehensive loss	(11,102)	(11,396)
Treasury stock	(453,966)	(252,441)
Total IAC shareholders' equity	4,911,092	5,577,898
Noncontrolling interests	26,411	701,075
Total shareholders' equity	4,937,503	6,278,973
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$7,360,395	$9,688,644

IAC CONSOLIDATED STATEMENT OF CASH FLOWS
($ in thousands)

	Six Months Ended June 30,
	2025	2024

Cash flows from operating activities attributable to continuing operations:
Net loss	$(3,935)	$(96,495)
Less: Net earnings (loss) from discontinued operations	15,313	(1,247)
Net loss from continuing operations	(19,248)	(95,248)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities attributable to continuing operations:
Amortization of intangibles	46,941	73,438
Depreciation	19,926	21,848
Net loss (gain) on sales of investments and businesses (including unrealized losses on investments)	18,845	(28,203)
Non-cash lease expense (including right-of-use asset impairments)	17,612	19,811
Unrealized loss on investment in MGM Resorts International	16,828	15,533
Net gain on lease terminations	(36,104)	—
Deferred income taxes	(18,709)	(1,714)
Stock-based compensation expense	(925)	39,937
Unrealized increase in the estimated fair value of a warrant	—	(20,393)
Other adjustments, net	8,944	(650)
Changes in assets and liabilities, net of effects of dispositions:
Accounts receivable	93,604	57,507
Other assets	(22,607)	43,610
Operating lease liabilities	(64,403)	(25,896)
Accounts payable and other liabilities	(69,620)	(51,133)
Income taxes payable and receivable	(1,354)	4,418
Deferred revenue	7,579	7,290
Net cash (used in) provided by operating activities attributable to continuing operations	(2,691)	60,155
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(9,111)	(6,360)
Distribution of Angi Inc.'s cash in the spin-off	(386,563)	—
Net proceeds from the sales of investments and businesses	9,856	162,179
Proceeds from the sale of a portion of the retirement investment fund	8,485	—
Net proceeds from sales of fixed assets	249	12,753
Proceeds from maturities of marketable debt securities	—	262,500
Purchases of marketable debt securities	—	(197,117)
Net collections of notes receivable	—	10,083
Other, net	2,663	—
Net cash (used in) provided by investing activities attributable to continuing operations	(374,421)	244,038
Cash flows from financing activities attributable to continuing operations:
Principal payments on the Term Loans	(1,425,773)	(15,000)
Net proceeds from lenders from the Term Loans refinancing	991,451	—
Proceeds from the issuance of the 2032 Notes	400,000	—
Debt issuance costs paid to third parties and deferred financing costs	(9,916)	—
Withholding taxes paid on behalf of employees on net settled stock-based awards	(54,705)	(8,928)
Purchases of treasury stock	(200,000)	—
Other, net	249	(170)
Net cash used in financing activities attributable to continuing operations	(298,694)	(24,098)
Total cash (used in) provided by continuing operations	(675,806)	280,095
Net cash (used in) provided by operating activities attributable to discontinued operations	(2,758)	88,922
Net cash used in investing activities attributable to discontinued operations	(12,499)	(25,438)
Net cash used in financing activities attributable to discontinued operations	(14,343)	(22,944)
Total cash (used in) provided by discontinued operations	(29,600)	40,540
Effect of exchange rate changes on cash and cash equivalents and restricted cash	1,610	(875)
Net (decrease) increase in cash and cash equivalents and restricted cash	(703,796)	319,760
Cash and cash equivalents and restricted cash at beginning of period	1,807,255	1,306,241
Cash and cash equivalents and restricted cash at end of period	$1,103,459	$1,626,001

FULL YEAR 2025 OUTLOOK

Please find below our full year 2025 outlook. As stewards of shareholder capital, we continually evaluate investment opportunities and are prepared to diverge from our stated outlook when we identify compelling prospects that we believe will create long-term value, even if they may impact short-term results. We also acknowledge that, at times, our expectations about the future may not materialize as anticipated. With that caution in mind, here’s our current outlook:

($ in millions)	FY 2025 Outlook

Adjusted EBITDA (a)
People Inc. (b)	$330-$340
Care.com	45-55
Search	12-15
Emerging & Other	(25-15)
Corporate	(115-110)
Total Adjusted EBITDA	$247-$285

Stock-based compensation expense (c)	(30-25)
Depreciation	(35-30)
Amortization of intangibles	(100-90)
Total Operating income	$82-$140

(a) Guidance assumes no future non-recurring expenses such as severance, transactions costs or non-cash lease impairments.
(b) Excludes approximately $36 million non-cash gain from a lease termination in Q1 2025.
(c) FY 2025 stock-based compensation expense reflects the net reduction in Q1 2025 of approximately $35 million of stock-based compensation expense due to the provisions of the January 13, 2025 ETA between IAC and its former CEO.

Additional Q3/FY 2025 Observations
•People Inc. – In Q3, we expect Digital revenue growth of 7%-9% and total Adjusted EBITDA between $68-$73 million. For FY 2025, we expect Digital revenue growth between 7%-10% given the ongoing volatility in the macro-economic environment.
•Care.com – In Q3, we expect revenue declines of 4%-7% and Adjusted EBITDA between $6-$10 million which reflects approximately $3 million expense related to a real estate impairment expected in the quarter.
•Search – In Q3, we expect revenue of $55-$65 million and Adjusted EBITDA of $3-$4 million.
•Emerging & Other – In Q3, we expect revenue around $16 million and Adjusted EBITDA losses between $5-$10 million. FY 2025 and Q3 2025 include certain non-recurring expenses for certain legacy businesses.
•Corporate – FY 2025 Adjusted EBITDA losses reflects severance and related expenses due to headcount reductions and several non-recurring expenses including costs related to the departure of the former IAC CEO and the Angi Inc. spin-off. Most of these expenses were recorded in Q1 2025.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
($ in millions; rounding differences may occur)
IAC RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

	For the three months ended June 30, 2025
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
People Inc.
Digital	$38.1	$3.0	$3.2	$18.7	$63.0
Print	11.2	0.4	1.4	3.7	16.7
Other	(14.5)	3.7	0.7	—	(10.1)
Total People Inc.	34.8	7.2	5.2	22.4	69.6
Care.com	3.0	1.2	0.7	1.0	5.8
Search	5.1	—	—	—	5.1
Emerging & Other	(9.2)	2.9	—	—	(6.3)
Corporate	(33.1)	8.2	2.0	—	(22.8)
Total	$0.6	$19.5	$8.0	$23.4	$51.4

	For the three months ended June 30, 2024
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
People Inc.
Digital	$26.0	$3.4	$3.7	$30.3	$63.4
Print	5.5	0.7	1.9	5.1	13.2
Other	(13.2)	2.5	0.5	—	(10.2)
Total People Inc.	18.3	6.7	6.0	35.4	66.4
Care.com	(1.0)	1.3	1.0	1.3	2.7
Search	4.6	—	—	—	4.6
Emerging & Other	(6.8)	0.3	—	—	(6.5)
Corporate	(36.7)	12.2	2.0	—	(22.5)
Total	$(21.5)	$20.4	$9.1	$36.7	$44.8

IAC RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA (continued)

	For the six months ended June 30, 2025
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
People Inc.
Digital	$56.8	$4.9	$6.2	$37.4	$105.4
Print	19.1	0.9	2.8	7.4	30.2
Other	2.1	6.9	5.4	—	14.4
Total People Inc.	78.0	12.7	14.4	44.8	149.9
Care.com	14.7	2.2	1.4	2.1	20.3
Search	8.1	—	—	—	8.1
Emerging & Other	(14.1)	3.2	—	—	(10.9)
Corporate	(50.3)	(19.0)	4.1	—	(65.2)
Total	$36.4	$(0.9)	$19.9	$46.9	$102.3

	For the six months ended June 30, 2024
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
People Inc.
Digital	$25.8	$5.6	$8.5	$60.4	$100.4
Print	0.4	1.2	4.4	10.2	16.2
Other	(28.8)	7.2	1.6	—	(19.9)
Total People Inc.	(2.5)	14.0	14.6	70.6	96.7
Care.com	10.7	2.7	2.9	2.9	19.1
Search	9.0	—	—	—	9.0
Emerging & Other	(27.9)	0.7	—	—	(27.1)
Corporate	(74.2)	22.5	4.3	—	(47.4)
Total	$(84.9)	$39.9	$21.8	$73.4	$50.3

Q3 2025 OPERATING INCOME (LOSS) TO ADJUSTED EBITDA OUTLOOK RECONCILIATION

	Q3 2025 Outlook
($ in millions)	People Inc.	Care.com	Search	Emerging & Other

Operating income (loss)	$31-$41	$3-$7	$3-$4	($11-$6)
Stock-based compensation expense	7	1	—	1
Depreciation	5	1	—	—
Amortization of intangibles	25-20	1	—	—
Adjusted EBITDA	$68-$73	$6-$10	$3-$4	($10-$5)

PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA and Free Cash Flow, which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA is our primary segment measure of profitability; it and Free Cash Flow are among the metrics by which we evaluate the performance of our businesses, and our internal budgets are based and may also impact management compensation. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, if applicable. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Free Cash Flow is defined as net cash provided by operating activities attributable to continuing operations, less capital expenditures. We believe Free Cash Flow is useful to analysts and investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded from Adjusted EBITDA

Stock-based compensation expense consists of expense associated with awards that were granted under various IAC stock and annual incentive plans that are denominated in IAC common shares and expense related to awards denominated in the equity of certain subsidiaries of the Company. These expenses are not paid in cash, and we view the economic costs of stock-based awards to be the dilution to our share base; the related shares are included in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method. The Company currently settles all stock-based awards on a net basis; IAC remits the required tax-withholding on behalf of employees for net-settled awards from its current funds.

Please see page 11 for a summary of our dilutive securities, including stock-based awards as of August 1, 2025, and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our buildings, equipment, leasehold improvements and capitalized software and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of acquisition, the identifiable definite-lived intangible assets of the acquired company are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report liabilities for the portion of the purchase price of acquisitions, if applicable, that is contingent upon the financial performance and/or operating targets of the acquired company at fair value that are recognized in “General and administrative expense” in the statement of operations. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Metric Definitions
People Inc.

Digital Revenue – Includes Advertising revenue, Performance Marketing revenue and Licensing and Other revenue.

(a) Advertising revenue – primarily includes revenue generated from digital advertisements and intent-based advertising targeting capabilities (D/Cipher+), which are sold directly to advertisers or through advertising agencies and programmatic advertising networks.

(b) Performance Marketing revenue – includes commissions generated through affiliate commerce, performance marketing services and affinity marketing channels. Affiliate commerce commission revenue is generated when People Inc.’s branded content refers consumers to commerce partner websites resulting in a purchase or transaction. Performance marketing services commission revenue is generated on a cost-per-click or cost-per-action basis. Affinity marketing programs are arrangements where People Inc. acts as an agent for both People Inc. and third-party publishers to market and place magazine subscriptions online for which commission revenue is earned when a subscriber name has been provided to the publisher.

(c) Licensing and Other revenue – primarily includes revenue generated through brand and content licensing and similar agreements. Brand licensing generates royalties from long-term trademark licensing agreements with retailers, manufacturers, publishers and service providers. Content licensing royalties are earned from our relationship with Apple News+ as well as other content use and distribution relationships, including utilization in large-language models and other artificial intelligence-related activities.

Print Revenue – Primarily includes subscription, advertising, newsstand, project and other and performance marketing revenue. Project and other and performance marketing revenue include revenue from advertising agency related revenue and customer publishing, and revenue from marketing third-party magazine subscriptions, respectively.

Total Sessions – Represents unique visits to all sites that are part of People Inc.’s network.

Core Sessions – Represents a subset of Total Sessions that comprises unique visits to People Inc.’s most significant (in terms of investment) owned and operated sites as follows:

PEOPLE	InStyle	Simply Recipes
Allrecipes	Food & Wine	Serious Eats
Investopedia	Martha Stewart	EatingWell
Better Homes & Gardens	Byrdie	Parents
Verywell Health	REAL SIMPLE	Verywell Mind
The Spruce	Southern Living	Health
Travel + Leisure

Care.com

Consumer Revenue - Consists of revenue primarily generated through subscription fees from families and caregivers, both domestically and internationally, for its suite of products and services. Consumer revenue also includes revenue generated through Care.com’s comprehensive household payroll and tax support services (HomePay) as well as through contracts with businesses that advertise through its platform.

Enterprise Revenue - Consists of revenue primarily generated through annual contracts with businesses (Care for Business) (employers or re-sellers) who provide access to Care.com’s suite of products and services as an employee benefit.

Search

Ask Media Group Revenue - Consists of revenue generated from advertising principally through the display of paid listings in response to search queries, as well as from display advertisements appearing alongside content on its various websites, and, to a lesser extent, affiliate commerce commission revenue.

Desktop Revenue - Consists of revenue generated by applications distributed through both business-to-business partnerships and direct-to-consumer marketing.

OTHER INFORMATION
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release and the IAC conference call, which will be held at 8:30 a.m. Eastern Time on Tuesday, August 5, 2025, may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans," “guidance” and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: the future financial performance of IAC and its businesses, the rebrand of Dotdash Meredith as People Inc., business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) our ability to compete with generative artificial intelligence technology and the related disruption to marketing technologies and the publishing industry, (ii) unstable market and economic conditions (particularly those that adversely impact advertising spending levels and consumer confidence and spending behavior), either generally and/or in any of the markets in which our businesses operate, as well as geopolitical conflicts, (iii) our ability to market our products and services in a successful and cost-effective manner, (iv) the display prominence of links to websites offering our products and services in search results, (v) changes in our relationship with (or policies implemented by) Google, (vi) the failure or delay of the markets and industries in which our businesses operate to migrate online and the continued growth and acceptance of online products and services as effective alternatives to traditional products and services, (vii) our continued ability to develop and monetize versions of our products and services for mobile and other digital devices, (viii) the ability of our Digital business to successfully expand the digital reach of our portfolio of publishing brands, (ix) our continued ability to market, distribute and monetize our products and services through search engines, digital app stores, advertising networks and social media platforms, (x) risks related to our Print business including declining revenue, increases in paper and postage costs, reliance on a single supplier to print our magazines and potential increases in pension plan obligations, (xi) our ability to establish and maintain relationships with quality and trustworthy caregivers, (xii) our ability to access, collect, use and protect the personal data of our users and subscribers, (xiii) our ability to engage directly with users, subscribers, consumers and caregivers on a timely basis, (xiv) the ability of our Chairman and Senior Executive and certain members of his family to exercise significant influence over the composition of our board of directors, matters subject to stockholder approval and our operations, (xv) risks related to our liquidity and indebtedness (the impact of our indebtedness on our ability to operate our business, our ability to generate sufficient cash to service our indebtedness and interest rate risk), (xvi) our inability to freely access the cash of People Inc. and its subsidiaries, (xvii) dilution with respect to investments in IAC, (xviii) our ability to compete, (xix) our ability to build, maintain and/or enhance our various brands, (xx) our ability to protect our systems, technology and infrastructure from cyberattacks (including cyberattacks experienced by third parties with whom we do business), (xxi) the occurrence of data security breaches and/or fraud, (xxii) increased liabilities and costs related to the processing, storage, use and disclosure of personal and confidential user information, (xxiii) the integrity, quality, efficiency and scalability of our systems, technology and infrastructure (and those of third parties with whom we do business), (xxiv) changes in key personnel and risks related to leadership transitions and (xxv) changes to our capital deployment strategy. Certain of these and other risks and uncertainties are described in IAC’s filings with the Securities and Exchange Commission (the “SEC”), including the most recent Annual Report on Form 10-K filed with the SEC on February 28, 2025, and subsequent reports that IAC files with the SEC. Other unknown or unpredictable factors that could also adversely affect IAC's business, financial condition and results of operations may arise from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those expressed in any forward-looking statements we may make. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

About IAC
IAC (NASDAQ: IAC) builds companies. We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands. From the single seed that started as IAC nearly three decades ago have emerged 10 independent, public-traded companies and generations of exceptional leaders. We will always evolve, but our basic principles of financially-disciplined opportunism will never change. IAC is today comprised of category-leading businesses People Inc. and Care.com among others and holds strategic equity positions in MGM Resorts International and Turo Inc. IAC is headquartered in New York City.
Contact Us
IAC Investor Relations
Mark Schneider
(212) 314-7400
IAC Corporate Communications
Valerie Combs
(212) 314-7251
IAC
555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com